Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ecolab Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	457(c) and 457(h)	19,910,782 (2)	$164.695(3)	$3,279,206,241.49	0.00011020	$361,368.53
Total Offering Amounts					$3,279,206,241.49		$361,368.53
Total Fee Offsets							$0
Net Fee Due							$361,368.53

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.
(2)	Represents shares of Common Stock being registered for the first time pursuant to the Ecolab Inc. 2023 Stock Incentive Plan. See the Explanatory Note to the Form S-8 Registration Statement related to this exhibit for a calculation of the amount of the shares registered.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low sale prices of the Registrant’s common stock as reported the average of the high and low prices reported in the consolidated reporting system of the New York Stock Exchange on April 27, 2023, which is within five business days prior to filing of this Registration Statement.